Exhibit 1
AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made as of this 25th day of February, 2013, by and between Perritt Micro Cap Opportunities Fund, Inc., a Maryland corporation (“Perritt Micro Cap Company”), comprised of the Perritt Micro Cap Opportunities Fund (“Existing Micro Cap Fund”), and Perritt Funds, Inc., a Maryland corporation (“Perritt Funds Company”), on behalf of its series the Perritt Micro Cap Opportunities Fund (“New Micro Cap Fund”) (the Existing Micro Cap Fund and the New Micro Cap Fund, collectively, the “Funds”).

RECITALS

WHEREAS, Perritt Micro Cap Company and Perritt Funds Company are each registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company;

WHEREAS, Perritt Micro Cap Company and Perritt Funds Company desire to provide for the reorganization of Existing Micro Cap Fund through the acquisition by New Micro Cap Fund of substantially all of the assets of Existing Micro Cap Fund in exchange for shares of the New Micro Cap Fund (“New Micro Cap Fund Shares”) in the manner set forth herein and New Micro Cap Fund’s assumption of all of the liabilities of Existing Micro Cap Fund; and

WHEREAS, it is intended that the reorganization described in this Agreement shall be a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree as follows:

1.           Definitions.

1.1           The term “1933 Act” shall mean the Securities Act of 1933, as amended.

1.2           The term “Agreement” shall mean this Agreement and Plan of Reorganization.

1.3           The term “Assumed Liabilities” shall mean all liabilities, expenses, costs, charges and payables of Existing Micro Cap Fund as of the Close of Trading on the New York Stock Exchange on the Valuation Date.

1.4           The term “Business Day” shall mean any day that is not a Saturday or Sunday and that the New York Stock Exchange is open.

1.5           The term “Close of Trading on the NYSE” shall mean the close of regular trading on the New York Stock Exchange, which is usually 4:00 p.m. Eastern time.

1.6           The term “Closing” shall mean the closing of the transaction contemplated by this Agreement.

1.7           The term “Closing Date” shall mean the date as may be agreed by the parties on which the Closing is to take place.

1.8           The term “Commission” shall mean the Securities and Exchange Commission.

1.9           The term “Custodian” shall mean US Bank National Association.

1.10           The term “Delivery Date” shall mean the date contemplated by Section 3.3 of this Agreement.

1.11           The term “Form N-1A Registration Statement” shall mean, collectively, the registration statement, as amended, on Form N-1A of Perritt Micro Cap Company and Perritt Funds Company with respect to the Funds in effect on the date hereof or on the Closing Date, as the context may require.

1.12           The term “NYSE” shall mean the New York Stock Exchange.

1.13           The term “Valuation Date” shall mean the day of the Closing Date.

2.           Transfer and Exchange of Assets.

2.1           Reorganization of Existing Micro Cap Fund.   At the Closing, Perritt Micro Cap Company shall transfer all of the assets of Existing Micro Cap Fund and assign all Assumed Liabilities to New Micro Cap Fund, and New Micro Cap Fund shall acquire such assets and shall assume such Assumed Liabilities upon delivery by New Micro Cap Fund to Existing Micro Cap Fund on the Closing Date of New Micro Cap Fund Shares (including, if applicable, fractional shares) having an aggregate net asset value equal to the value of the assets so transferred, assigned and delivered, less the Assumed Liabilities, all determined and adjusted as provided in Section 2.2. Upon delivery of the assets, New Micro Cap Fund will receive good and marketable title thereto free and clear of all liens.

2.2           Computation of Net Asset Value.  The net asset value per share of the New Micro Cap Fund Shares and the net value of the assets of Existing Micro Cap Fund subject to this Agreement shall, in each case, be determined as of the Close of Trading on the NYSE on the Valuation Date, after the declaration and payment of any dividend on that date. The net asset value of the New Micro Cap Fund Shares shall be computed in the manner set forth in the Form N-1A Registration Statement.

In determining the value of the assets transferred by Existing Micro Cap Fund to New Micro Cap Fund, such assets shall be priced in accordance with the policies and procedures described in the Form N-1A Registration Statement.

3.           Closing Date, Valuation Date and Delivery.

3.1           Closing Date.  The Closing shall occur on February 28, 2013 and/or on such other date as may be mutually agreed upon in writing by the parties hereto.  The Closing shall be held at the offices of Perritt Capital Management, Inc., or at such other location as is mutually agreeable to the parties hereto.  All acts taking place at the Closing shall be deemed to take place simultaneously, immediately after the close of business on the Closing Date unless otherwise provided.

3.2           Valuation Date.  Pursuant to Section 2.2, the net value of the assets of Existing Micro Cap Fund and the net asset value per share of New Micro Cap Fund shall be determined as of the Close of Trading on the NYSE on the Valuation Date, after the declaration and payment of any dividend on that date.  The stock transfer books of Perritt Micro Cap Company with respect to Existing Micro Cap Fund will be permanently closed, and sales of shares of the Existing Micro Cap Fund (“Existing Micro Cap Fund Shares”) shall be suspended, as of the close of business of Perritt Micro Cap Company on the Valuation Date.  Redemption requests thereafter received by Perritt Micro Cap Company with respect to Existing Micro Cap Fund Shares shall be deemed to be redemption requests for New Micro Cap Fund Shares to be distributed to shareholders of Existing Micro Cap Fund under this Agreement provided that the transactions contemplated by this Agreement are consummated.

In the event that trading on the NYSE or on another exchange or market on which securities held by the Funds are traded shall be disrupted on the Valuation Date so that accurate appraisal of the net assets of Existing Micro Cap Fund to be transferred hereunder or the assets of New Micro Cap Fund is impracticable, the Valuation Date shall be postponed until the first Business Day after the day on which trading on such exchange or in such market shall have been resumed without disruption.  In such event, the Closing Date shall be postponed until one Business Day after the Valuation Date.

3.3           Delivery of Assets.  After the close of business on the Valuation Date, Perritt Micro Cap Company shall issue instructions providing for the delivery of all assets of Existing Micro Cap Fund to the Custodian to be held for the account of New Micro Cap Fund, effective as of the Closing.

4.           Existing Micro Cap Fund Distributions and Termination.

As soon as reasonably practicable after the Closing Date, Perritt Micro Cap Company shall pay or make provisions for the payment of all of the debts and taxes of Existing Micro Cap Fund and distribute all remaining assets, if any, to shareholders of Existing Micro Cap Fund, and Existing Micro Cap Fund shall thereafter be terminated under Maryland law.

At, or as soon as may be practicable following the Closing Date, Perritt Micro Cap Company on behalf of Existing Micro Cap Fund shall distribute the New Micro Cap Fund Shares it received from the New Micro Cap Fund to the shareholders of the Existing Micro Cap Fund and shall instruct New Micro Cap Fund as to the amount of the pro rata interest of each of Existing Micro Cap Fund’s shareholders as of the close of business on the Valuation Date (such shareholders to be certified as such by the transfer agent for Perritt Micro Cap Company), to be registered on the books of New Micro Cap Fund, in full and fractional New Micro Cap Fund Shares, in the name of each such shareholder, and New Micro Cap Fund agrees promptly to transfer the New Micro Cap Fund Shares then credited to the account of Existing Micro Cap Fund on the books of New Micro Cap Fund to open accounts on the share records of New Micro Cap Fund in the names of Existing Micro Cap Fund shareholders in accordance with said instruction.  All issued and outstanding Existing Micro Cap Fund Shares shall thereupon be canceled on the books of Perritt Micro Cap Company.

New Micro Cap Fund shall have no obligation to inquire as to the correctness of any such instruction, but shall, in each case, assume that such instruction is valid, proper and correct. As soon as reasonably practicable, but in all events within six months after the Closing Date, the status of Existing Micro Cap Fund as a designated series of shares of Perritt Micro Cap Company shall be terminated, provided, however, that such termination shall not be required if this reorganization is not consummated.

5.           Liabilities and Expenses.

New Micro Cap Fund shall acquire all liabilities of Existing Micro Cap Fund, whether known or unknown, or contingent or determined.  Perritt Micro Cap Company will discharge all known liabilities of Existing Micro Cap Fund, so far as may be possible, prior to the Closing Date.  Existing Micro Cap Fund and New Micro Cap Fund shall bear their respective expenses, in connection with carrying out this Agreement.

6.           Perritt Micro Cap Company’s Representations and Warranties.

Perritt Micro Cap Company, on behalf of Existing Micro Cap Fund, hereby represents, warrants and agrees as follows:

6.1           Legal Existence.  Perritt Micro Cap Company is a Maryland corporation duly organized and validly existing under the laws of Maryland.  Existing Micro Cap Fund is a validly existing series of Perritt Micro Cap Company.  Perritt Micro Cap Company is authorized to issue an unlimited number of shares of beneficial interest of New Micro Cap Fund.

6.2           Registration under 1940 Act.  Perritt Micro Cap Company is duly registered as an open-end management investment company under the 1940 Act and such registration is in full force and effect.

6.3           Financial Statements.  The statement of assets and liabilities and the schedule of portfolio investments and the related statements of operations and changes in net assets of Existing Micro Cap Fund dated October 31, 2012 fairly present the financial condition of Existing Micro Cap Fund as of said date in conformity with accounting principles generally accepted in the United States of America and there have been no material adverse changes since the dates thereof.

6.4           No Contingent Liabilities.  There are no known contingent liabilities of Existing Micro Cap Fund not disclosed and there are no legal, administrative or other proceedings pending, or to the knowledge of Perritt Micro Cap Company threatened, against Existing Micro Cap Fund that would materially affect its financial condition.

6.5           Requisite Approvals.  The execution and delivery of this Agreement and the consummation of the transactions contemplated herein, have been authorized by the Board of Directors of Perritt Micro Cap Company by vote taken at a meeting of such Board duly called and held on November 30, 2012.  No approval of the shareholders of Existing Micro Cap Fund is required in connection with this Agreement or the transactions contemplated hereby.   The Agreement has been executed and delivered by a duly authorized officer of Perritt Micro Cap Company and is a valid and legally binding obligation of Existing Micro Cap Fund enforceable in accordance with its terms.

6.6           No Material Violations.  Perritt Micro Cap Company is not, and the execution, delivery and performance of this Agreement will not result, in a material violation of any provision of its Articles of Incorporation or By-Laws, as each may be amended, or of any agreement, indenture, instrument, contract, lease or other undertaking to which Perritt Micro Cap Company is a party or by which it is bound.

6.7           Taxes and Related Filings.  Except where failure to do so would not have a material adverse effect on Existing Micro Cap Fund (i) Existing Micro Cap Fund has filed or will file (or has obtained valid extensions of filing dates for) all required federal, state and local tax returns and reports for all taxable years through the taxable year ended October 31, 2012 and no such filings are currently being audited or contested by the Internal Revenue Service or state or local taxing authority; and (ii) all federal, state and local income, franchise, property, sales, employment or other taxes or penalties payable pursuant to such returns have been paid or will be paid, so far as due.  Existing Micro Cap Fund has elected to be treated as a “regulated investment company” under Section 851 and 852 of the Code, has qualified as such for each taxable year of its operations and will qualify as such as of the Closing Date.

6.8           Form N-1A Registration Statement Not Misleading.  The Form N-1A Registration Statement conforms on the date of the Agreement, and will conform on the Closing Date, in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder and does not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading.

7.           Perritt Funds Company’ Representations and Warranties.

Perritt Funds Company, on behalf of New Micro Cap Fund, hereby represents, warrants and agrees as follows:

7.1           Legal Existence.  Perritt Funds Company is a corporation duly organized and validly existing under the laws of Maryland.  New Micro Cap Fund is a validly existing series of Perritt Funds Company.  Perritt Funds Company is authorized to issue shares of common stock of New Micro Cap Fund.

7.2           Registration under 1940 Act.  Perritt Funds Company is duly registered as an open-end management investment company under the 1940 Act and such registration is in full force and effect.

7.3           Financial Statements.  The New Micro Cap Fund is newly organized and has not had any operations prior to the reorganization.

7.4           No Contingent Liabilities.  There are no known contingent liabilities of New Micro Cap Fund.

7.5           Requisite Approvals.  The execution and delivery of this Agreement and the consummation of the transactions contemplated herein, have been authorized by the Board of Directors of Perritt Funds Company by vote taken at a meeting of such Board duly called and held on November 30, 2012.  No approval of the shareholders of New Micro Cap Fund is required in connection with this Agreement or the transactions contemplated hereby.  The Agreement has been executed and delivered by a duly authorized officer of Perritt Funds Company and is a valid and legally binding obligation of New Micro Cap Fund enforceable in accordance with its terms.

7.6           No Material Violations.  Perritt Funds Company is not, and the execution, delivery and performance of this Agreement will not result, in a material violation of any provision of its Articles of Incorporation or By-Laws, as each may be amended, or of any agreement, indenture, instrument, contract, lease or other undertaking to which Perritt Funds Company is a party or by which it is bound.

7.7           Taxes and Related Filings.  Except where failure to do so would not have a material adverse effect on New Micro Cap Fund (i) New Micro Cap Fund has filed or will file (or has obtained valid extensions of filing dates for) all required federal, state and local tax returns and reports for all taxable years through the taxable year ended October 31, 2012 and no such filings are currently being audited or contested by the Internal Revenue Service or state or local taxing authority; and (ii) all federal, state and local income, franchise, property, sales, employment or other taxes or penalties payable pursuant to such returns have been paid or will be paid, so far as due.  New Micro Cap Fund has elected to be treated as a “regulated investment company” under Section 851 and 852 of the Code, has qualified as such for each taxable year of its operations and will qualify as such as of the Closing Date.

7.8           Form N-1A Registration Statement Not Misleading.  The Form N-1A Registration Statement conforms on the date of the Agreement, and will conform on the Closing Date, in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder and does not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading.

8.           Conditions Precedent to Closing.

The obligations of the parties hereto shall be conditioned on the following:

8.1           Representations and Warranties.  The representations and warranties of the parties made herein will be true and correct as of the date of this Agreement and on the Closing Date.

8.2           Pending or Threatened Proceedings.  On the Closing Date, no action, suit or other proceeding shall be threatened or pending before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Agreement or the transactions contemplated herein.

8.3           Registration Statement.  The Form N-1A Registration Statement shall have become effective under the 1933 Act; no stop orders suspending the effectiveness of such the Form N-1A Registration Statement shall have been issued; and, to the best knowledge of the parties hereto, no investigation or proceeding for that purpose shall have been instituted or be pending, threatened or contemplated under the 1933 Act.

8.4           Declaration of Dividend.  Perritt Micro Cap Company shall have declared a dividend or dividends, which, together with all previous such dividends, shall have the effect of distributing to Existing Micro Cap Fund shareholders all of Existing Micro Cap Fund’s investment company taxable income (as defined in Section 852 of the Code) (computed without regard to any deduction for dividends paid) for the final taxable period of Existing Micro Cap Fund, all of its net capital gain realized in the final taxable period of Existing Micro Cap Fund (after reduction for any available capital loss carryforwards), if any, and all of the excess of (i) its interest income excludable from gross income under Section 103(a) of the Code over (ii) its deductions disallowed under Sections 265 and 171(a)(2) of the Code for the final taxable period of Existing Micro Cap Fund.

8.5           State Securities Laws.  The parties shall have received all permits and other authorizations necessary under state securities laws to consummate the transactions contemplated herein.

8.6           Performance of Covenants.  Each party shall have performed and complied in all material respects with each of the agreements and covenants required by this Agreement to be performed or complied with by each such party prior to or at the Valuation Date and the Closing Date.

8.7           No Material Adverse Change.  From the date of this Agreement, through the Closing Date, there shall not have been:

(1)           any change in the business, results of operations, assets or financial condition or the manner of conducting the business of Existing Micro Cap Fund or New Micro Cap Fund (other than changes in the ordinary course of its business, including, without limitation, dividends and distributions in the ordinary course and changes in the net asset value per share) which has had a material adverse effect on such business, results of operations, assets or financial condition, except in all instances as set forth in the financial statements;

(2)           any loss (whether or not covered by insurance) suffered by Existing Micro Cap Fund or New Micro Cap Fund materially and adversely affecting Existing Micro Cap Fund or New Micro Cap Fund, other than depreciation of securities;

(3)           issued by Perritt Micro Cap Company or Perritt Funds Company to any person any option to purchase or other right to acquire shares of any class of Existing Micro Cap Fund or New Micro Cap Fund Shares (other than in the ordinary course of Perritt Micro Cap Company’s or Perritt Funds Company’ business as an open-end management investment company); or

(4)           any amendment to the Articles of Incorporation or By-Laws of Perritt Micro Cap Company or the Articles of Incorporation or By-Laws of Perritt Funds Company that will adversely affect the ability of Perritt Micro Cap Company or Perritt Funds Company to comply with the terms of this Agreement.

8.8           Lawful Sale of Shares.  On the Closing Date, New Micro Cap Fund Shares to be issued pursuant to Section 2.1 of this Agreement will be duly authorized, duly and validly issued and outstanding, and fully paid and non-assessable by Perritt Funds Company, and conform in all substantial respects to the description thereof contained in the Form N-1A Registration Statement, and the New Micro Cap Fund Shares to be issued pursuant to paragraph 2.1 of this Agreement will be duly registered under the 1933 Act by the Form N-1A Registration Statement and will be offered and sold in compliance with all applicable state securities laws.

8.9           Documentation and Other Actions.  Perritt Micro Cap Company and Perritt Funds Company shall have executed such documents and shall have taken such other actions, if any, as reasonable requested to fully effectuate the transactions contemplated hereby.

9.           Addresses.

All notices required or permitted to be given under this Agreement shall be given in writing to Perritt Capital Management, Inc. (Attention: Michael J. Corbett) located at 300 South Wacker Drive, Suite 2880, Chicago, IL 60606, or at such other place as shall be specified in written notice given by either party to the other party to this Agreement and shall be validly given if mailed by first-class mail, postage prepaid.

10.           Termination.

This Agreement may be terminated by either party upon the giving of written notice to the other, if any of the representations, warranties or conditions specified in Section 6, 7 or 8 hereof have not been performed or do not exist on or before March 31, 2013.  In the event of termination of this Agreement pursuant to this provision, neither party (nor its officers, Directors or shareholders) shall have any liability to the other.

11.           Miscellaneous.

This Agreement shall be governed by, construed and enforced in accordance with the laws of the Maryland.  Perritt Micro Cap Company and Perritt Funds Company represent that there are no brokers or finders entitled to receive any payments in connection with the transactions provided for herein.  Perritt Micro Cap Company and Perritt Funds Company represent that this Agreement constitutes the entire agreement between the parties as to the subject matter hereof. The representations, warranties and covenants contained in this Agreement or in any document delivered pursuant hereto or in connection herewith shall not survive the consummation of the transactions contemplated hereunder.  The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  This Agreement shall be executed in any number of counterparts, each of which shall be deemed an original.  Whenever used herein, the use of any gender shall include all genders.  In the event that any provision of this Agreement is unenforceable at law or in equity, the remainder of the Agreement shall remain in full force and effect.

12.           Publicity.

Any announcements or similar publicity with respect to this Agreement or the transactions contemplated herein will be made at such time and in such manner as Perritt Micro Cap Company and Perritt Funds Company shall determine.

13.           Amendments.

At any time (i) the parties hereto may, by written agreement and without shareholder approval, amend any of the provisions of this Agreement, and (ii) either party may waive without such approval any default by the other party or the failure to satisfy any of the conditions to its obligations (such waiver to be in writing). The failure of a party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

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[Signatures follow on the next page.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed by its authorized officer.

Perritt Micro Cap Opportunities Fund, Inc., for itself and on behalf of the Perritt Micro Cap Opportunities Fund	Perritt Funds, Inc., for itself and on behalf of the Perritt Micro Cap Opportunities Fund
/s/ Michael J. Corbett Michael J. Corbett Chief Executive Officer	/s/ Michael J. Corbett Michael J. Corbett Chief Executive Officer